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                                                                      Exhibit 12

____________, 2000



Smith Barney Fundamental Value Fund Inc.
Smith Barney Investment Funds Inc.
 Smith Barney Contrarian Fund
388 Greenwich Street
New York, New York  10013


Ladies and Gentlemen:

You have asked us for our opinion concerning certain federal income tax consequences to (a) Smith Barney Contrarian Fund (the "Acquired Fund"), a series of Smith Barney Investment Funds Inc., a diversified open-end management investment company organized as a Maryland corporation ("Investment Funds"), (b) Smith Barney Fundamental Value Fund Inc., an open-end management investment company organized as a Maryland corporation (the "Acquiring Fund"), and (c) holders of shares of common stock in the Acquired Fund ("Acquired Fund Shareholders") when Acquired Fund Shareholders receive shares of the corresponding class of common stock of the Acquiring Fund (the "Acquiring Fund Shares") in exchange for their common stock in the Acquired Fund pursuant to an acquisition by the Acquiring Fund of all or substantially all of the assets of the Acquired Fund in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all liabilities of the Acquired Fund (collectively, the "Reorganization"), all pursuant to an agreement and plan of reorganization.

We have reviewed such documents and materials as we have considered necessary for the purpose of rendering this opinion. In rendering this opinion, we have assumed that such documents as yet unexecuted will, when executed, conform in all material respects to the proposed forms of such documents that we have examined. In addition, we have assumed the genuineness of all signatures, the capacity of each party executing a document so to execute that document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

We have made inquiry as to the underlying facts which we considered to be relevant to the conclusions set forth in this
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letter. The opinions expressed in this letter are based upon certain factual statements relating to the Acquired Fund and the Acquiring Fund set forth in the Registration Statement on Form N-14 (the "Registration Statement") filed by the Acquiring Fund with the Securities and Exchange Commission and representations made in letters from the Acquired Fund (including its principal shareholders) and the Acquiring Fund addressed to us for our use in rendering this final opinion. We have no reason to believe that these representations and facts are not valid, but we have not attempted to verify independently any of these representations and facts, and this opinion is based upon the assumption that each of them is accurate. Capitalized terms used herein and not otherwise defined shall have the meaning given them in the Registration Statement.

The conclusions expressed herein are based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations issued thereunder, published rulings and procedures of the Internal Revenue Service and judicial decisions, all as in effect on the date of this letter.

Based upon the foregoing, we are of the opinion that for federal income tax purposes:

  (i) the transfer to the Acquiring Fund of all or substantially all of the assets of the Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund, followed by the distribution of such Acquiring Fund Shares to Acquired Fund shareholders in exchange for their shares of the Acquired Fund in complete liquidation of the Acquired Fund, will constitute a "reorganization" within the meaning of Section 368(a)(1) of the Code, and the Acquiring Fund and the Acquired Fund will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code;

  (ii) no gain or loss will be recognized by the Acquired Fund upon the transfer of the Acquired Fund's assets to the Acquiring Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of liabilities of the Acquired Fund or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares to the Acquired Fund's shareholders in exchange for their shares of the Acquired Fund;

  (iii) the basis of the assets of the Acquired Fund in the hands of the Acquiring Fund will be the same as the

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          basis of such assets of the Acquired Fund immediately prior to the transfer;

  (iv) the holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which such assets were held by the Acquired Fund;

  (v) no gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Acquired Fund in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund;

  (vi) no gain or loss will be recognized by the shareholders of the Acquired Fund upon the receipt of Acquiring Fund Shares solely in exchange for their shares of the Acquired Fund as part of the transaction;

  (vii) the basis of Acquiring Fund Shares received by the shareholders of the Acquired Fund will be the same as the basis of the shares of the Acquired Fund exchanged therefor; and

  (viii) the holding period of Acquiring Fund Shares received by the shareholders of the Acquired Fund will include the holding period during which the shares of the Acquired Fund exchanged therefor were held, provided that at the time of the exchange the shares of the Acquired Fund were held as capital assets in the hands of the shareholders of the Acquired Fund.


Very truly yours,

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